FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS

AT THE COMPANY
Carolyn Tiffany
Chief Operating Officer
(617) 570-4614

    FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS ANNOUNCES IT HAS
       RESTRUCTURED ITS POTENTIAL INVESTMENT IN UP TO 31 OFFICE BUILDINGS

      FOR IMMEDIATE RELEASE - Boston, Massachusetts- March 16, 2005-First Union Real Estate Equity and Mortgage Investments (NYSE:FUR) announced today that it has restructured its previously announced agreement with a private group of individuals relating to 31 office properties in Chicago, Illinois. As restructured, First Union will: (i) make secured mezzanine loans convertible into equity in the borrower with respect to 23 properties in an amount equal to 49% of the equity in the properties, with an option to make an additional advance increasing its funding to 60% of the equity of the properties; (ii) make secured mezzanine loans convertible into equity in the borrower with respect to three properties in an amount equal to 60% of the equity in the properties;
(iii) have an option to make secured mezzanine loans convertible into equity in the borrower with respect to five properties in an amount equal to 49% of the equity in the properties, with an option to make an additional advance increasing its funding to 60% of the equity of the properties; and (iv) acquire a participating equity interest in each property owner which will entitle First Union to share in certain distributions from capital proceeds in excess of its current return. The loans will bear interest at 7.65%, require monthly payments of interest only and have a seven year maturity. The loans may be converted into an equity interest in the applicable borrower after one year at the request of First Union or three years at the option of the borrower.

      Substantially all of the properties are located in the Chicago, Illinois metropolitan and suburban area. Exclusive of the five option properties, the properties have an estimated aggregate value of $350,000,000, inclusive of debt. First Union's initial cash investment is expected to be approximately $80,000,000. The transaction is subject to First Union's satisfactory completion of its due diligence review and customary closing conditions. If consummated, it is expected that the transaction will close during the second quarter of 2005. There can be no assurance that this transaction will be consummated or, if consummated, on the terms presently negotiated.

      For additional information with respect to this proposed transaction, reference is made to First Union's Current Report on Form 8-K to be filed with the Securities and Exchange Commission.
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      Certain statements contained in this press release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. Further information about these matters and the risks generally with respect to First Union can be found in First Union's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission.

      First Union Real Estate Equity and Mortgage Investments is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts.